Exhibit 10.1

THIRD AMENDMENT
TO
BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
2010 INDUCEMENT STOCK PLAN

A.	The Boston Private Financial Holdings, Inc. 2010 Inducement Stock Plan (the “Plan”) is hereby amended by deleting the first sentence of Section 3(a) and substituting therefore the following:
“The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 1,845,000 shares.”

B.	The Plan is hereby amended by deleting the Section 11(b) and substituting therefore the following:
“Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Company’s required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the Participants. The required tax withholding obligation may also be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.”

C.	The effective date of this Third Amendment shall be November 26, 2018.
D.Except as amended herein, the Plan is confirmed in all other respects.